Tuesday July 20, 8:07 pm Eastern Time

Company Press Release

SOURCE: ICON Health & Fitness, Inc.

ICON Announces Bondholders Execution of Forbearance Agreement

LOGAN, Utah, July 20 /PRNewswire/ -- ICON Health & Fitness, Inc. ("ICON") announced today that it has received an agreement from holders of approximately 98% of its outstanding 13% Senior Subordinated Notes to forbear until October 15, 1999 from exercising their rights and remedies under the indenture with respect to the interest payment that was due on July 15, 1999. This forbearance agreement was executed by all holders of the 13% Notes that ICON was able to identify.

As previously announced, ICON has obtained a commitment for a $40 million equity investment from Bain Capital, Credit Suisse First Boston and members of existing management, as well as a commitment for a new $300 million senior credit facility which will be used, in part, to refinance amounts outstanding under its existing credit facility. The new facility will be funded by certain lenders under ICON's existing credit facility.

The exchange offers and consent solicitations, the new credit facility and the equity investment are subject to a number of conditions that have not yet been satisfied (some of which may be waived), including (i) participation of at least 90% of the outstanding 13% Notes of ICON, 98% of the 15% Notes of IHF Holdings and 98% of the 14% Notes of ICON Fitness Corp. in the exchange offers, (ii) closing of the new bank credit facility and equity investment on the terms set forth in their respective commitments, (iii) absence of events causing a material adverse change in ICON's business and (iv) appropriate governmental and other consents. Other terms and conditions of the exchange offers will be set forth in an exchange offer and consent solicitation statement to be delivered to bondholders of each of the related companies. No assurance can be given that ICON will commence the exchange offers, or, if commenced, that the contemplated transactions will be consummated.

ICON is one of the largest manufacturers and marketers of home fitness equipment in the United States, ICON's focus is to address consumer's interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price / value relationships specifically targeted to meet different consumers' health and fitness needs. ICON's line of home fitness aerobic products includes treadmills, ellipticals, exercise bikes, stair steppers and upright rowers and its line of anaerobic fitness products includes home gyms and weight benches. ICON also offers trampolines, recreational sports products, sports medicine products, fitness accessories and spas and massage products. ICON markets the majority of its products under the brand names ProForm, HealthRider, Image, Weslo, NordicTrack, WeiderCare, JumpKing and the licensed brand Reebok.

SOURCE: ICON Health & Fitness, Inc.